Exhibit 99.1


[GRAPHIC OMITTED]

CONTACT:                          -OR-             INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                            The Equity Group Inc.
Robert K. Lifton                                   Adam Prior   (212) 836-9606
Chairman & CEO
(212) 935-8484

             MEDIS TECHNOLOGIES FUEL CELL POWER PACK RECEIVES AWARD
                      FROM CONSUMER ELECTRONICS ASSOCIATION

New York, NY, November 13, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that its 24/7 Fuel Cell Power Pack has been selected by the Consumer Electronics Association (CEA) as an Innovations 2008 Design and Engineering Award Honoree in the Eco-Design and Sustainable Technology product category. The Eco-Design and Sustainable Technology Award is one of the CEA's newest award categories, and is given to products that consumers would find attractive and that exhibit innovative features which are incorporated into consumer electronics that make them safe for the environment and sustainable. This category also acknowledges those products that provide technology/connectivity to developing communities. The award will be presented to Medis Technologies at the Consumer Electronics Show to be held in Las Vegas, Nevada, from January 7-10, 2008.

"We are delighted that the CEA has selected our fuel cell Power Pack for this prestigious award," said Robert K. Lifton, Chairman & CEO of Medis Technologies. "We are very proud that our Power Pack is a "green" product which, unlike batteries, does not have deleterious metals or other materials that damage the earth and, therefore, has been chosen as safe for the environment and sustainable. The Power Pack also offers a source of power for the connectivity that is sought by developing communities which are increasingly using cell phones and other hand held devices for communication and education but are lacking widespread sources of power for those devices. We are particularly pleased that the award will be presented at the Consumer Electronic Show, where we expect the announcement from a top tier OEM customer that they plan to introduce the Power Pack as a product bearing their brand which they plan to market to enterprise and retail customers in the United States, European and Asian markets."

The Medis 24/7 Power Pack is also listed on the CEA website: http://www.mygreenelectronics.org where CEA is encouraging the public to "Reuse, Reduce, Recycle and Rethink" by making smarter, more environmentally-friendly choices by purchasing green electronics.

About CEA:
The Consumer Electronics Association (CEA) is the preeminent trade association promoting growth in the consumer technology industry through technology policy, events, research, promotion and the fostering of business and strategic relationships. CEA represents more than 2,100 corporate members involved in the design, development, manufacturing, distribution and integration of audio, video, mobile electronics, wireless and landline communications, information technology, home networking, multimedia and accessory products, as well as related services that are sold through consumer channels. Combined, CEA's members account for more than $121 billion in annual sales. CEA also sponsors and manages the International CES - Defining Tomorrow's Technology. All profits from CES are reinvested into industry services, including technical training and education, industry promotion, engineering standards development, market research and legislative advocacy.


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Medis Technologies Ltd.                                                   Page 2
November 13, 2007


Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' wholly-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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